                                                                     Exhibit 2.4


                    CROWN PARTNERSHIP CONTRIBUTION AGREEMENT
                    ----------------------------------------


         This CROWN PARTNERSHIP CONTRIBUTION AGREEMENT (this "Contribution Agreement") is made as of May 13, 2003, by and between CROWN AMERICAN PROPERTIES, L.P., a Delaware limited partnership ("Crown Partnership"), and PREIT ASSOCIATES L.P., a Delaware limited partnership ("PREIT Partnership").

                                    RECITALS
                                    --------

         A. Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust ("PREIT"), PREIT Partnership, Crown American Realty Trust, a Maryland real estate investment trust ("Crown"), and Crown Partnership entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which, among other things, Crown will merge with and into PREIT (the "Merger"), and PREIT Partnership and Crown Partnership shall consummate certain transactions contemplated in connection with the Merger.

         B. Contemporaneously with the execution and delivery of the Merger Agreement and this Contribution Agreement, Crown and Crown Partnership entered into a distribution agreement (the "Crown Partnership Distribution Agreement").

         C. Pursuant to the Crown Partnership Distribution Agreement, one business day prior to the Merger, Crown Partnership will distribute to Crown, in complete liquidation of all of Crown's partnership interest in Crown Partnership, Crown's Proportionate Interest (as hereinafter defined) in the Crown Partnership Assets (as hereinafter defined), subject to Crown's Proportionate Interest in the Crown Partnership Liabilities (as hereinafter defined).

         D. On the first business day following consummation of the transactions contemplated by the Crown Partnership Distribution Agreement, the Merger will be consummated.

         E. Immediately following the Merger, pursuant to a contribution agreement between PREIT and PREIT Partnership (the "PREIT Contribution Agreement"), PREIT (as successor to Crown pursuant to the Merger) will contribute all of its right, title and interest in the Crown Partnership Assets to PREIT Partnership in exchange for (i) a number of units of Class A limited partnership interest of PREIT Partnership ("PREIT Class A Units") corresponding to the number of PREIT common shares issued to the former Crown common shareholders in the Merger, (ii) a number of preferred units of partnership interests in PREIT Partnership ("PREIT Preferred Units") corresponding to the number of PREIT preferred shares issued to the former Crown preferred shareholders in the Merger, the rights, preferences, privileges and voting power of which shall be identical in all material respects to the existing Crown Senior Preferred OP Units, and (iii) the assumption by PREIT Partnership of the obligations of PREIT (as successor to Crown pursuant to the Merger) with respect to the Crown Partnership Liabilities and the obligations of PREIT (as successor to Crown) under the Crown Partnership Distribution Agreement.

         F. Concurrently with the transactions contemplated by the PREIT Contribution Agreement, (i) Crown Partnership will contribute all of its remaining right, title and interest in the Crown Partnership Assets, other than the Excluded Interest (as hereinafter defined) (the "Remaining Interest in the Crown Partnership Assets") to PREIT Partnership in exchange for (A) units of Class B limited partnership interest of PREIT Partnership ("PREIT Class B Units"), (B) the assumption by PREIT Partnership of all remaining obligations of Crown Partnership with respect to the Crown Partnership Liabilities (the "Assumed Crown Partnership Liabilities"), and (C) PREIT Partnership's agreement to indemnify and hold harmless Crown Partnership and certain related parties as provided herein, and (ii) Crown Partnership and PREIT Partnership have agreed to an arrangement for the future contribution by Crown Partnership of the Excluded Interest to PREIT Partnership in exchange for additional PREIT Class B Units, subject to a potential cash adjustment.

         G. The parties desire to set forth the terms of the transactions described in Recital F above.

         NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. Definitions.
           -----------

         The terms used herein have the definition specified or referred to in this Contribution Agreement. Unless the context otherwise provides, terms defined in the Merger Agreement, when used herein, shall have the same meanings as set forth in that agreement.

         "Closing Unit Amount" shall equal (i) the sum of (A) the product of (x) the number of Crown OP Units held by Crown American Investment Company as of the date hereof (which is 1,786,459) that remain outstanding on the Crown Partnership Contribution Closing Date multiplied by (y) 0.12589713, plus (B) the product of (x) the number of Crown OP Units held by Crown Investments Trust as of the date hereof (which is 8,169,939) that remain outstanding on the Crown Partnership Contribution Closing Date multiplied by (y) 0.22271905, minus (ii) 341,297; provided, however, that in the event that the foregoing calculation would result in an amount less than zero, then the Closing Unit Amount shall equal zero and the amount by which the result of the foregoing calculation would have been less than zero shall be referred to herein as the "Closing Shortfall Amount."

         "Crown Adjustment Amount" shall equal the excess, if any, of (x) the aggregate cumulative amount of cash distributions received by Crown Partnership from CFLP and WCLP with respect to the Excluded Interest during the period from the Crown Partnership Contribution Closing Date through the Put/Call Contribution Date (the "Interim Period"), over (y) the aggregate cumulative amount of cash distributions that would have been paid during the Interim Period by PREIT Partnership with respect to the number of Additional Units issuable pursuant to Section 4.1 or 4.2 if such Additional Units had been issued on the Crown Partnership Contribution Closing Date.

         "Crown Partnership Assets" shall mean all assets, properties, goodwill and rights, wherever located, whether real, personal or mixed, tangible or intangible, of Crown Partnership, including, without limitation, Crown Partnership's interests in the properties identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement as being owned directly by Crown Partnership, Crown Partnership's partnership interests in the Limited Partnerships, Crown Partnership's ownership interests in the General Partners, Crown Partnership's limited liability company interests in the Limited Liability Companies, Crown Partnership's general partnership interest in the Palmer Park Mall Venture, and Crown Partnership's stock in the TRSs.

         "Crown Partnership Liabilities" shall mean all liabilities and obligations of Crown Partnership, including any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, other than the Excluded Liabilities.

         "Crown's Proportionate Interest" shall mean the percentage of the economic value of Crown Partnership held by Crown as of the Crown Partnership Distribution Closing Date (as defined in the Crown Partnership Distribution Agreement), after giving effect to the 4th Amendment to CFSA and the 8th Amendment to Crown Partnership Agreement, which percentage shall equal a fraction (i) the numerator of which is the aggregate market value (as determined in accordance with the following sentence) of the common and preferred units in Crown Partnership held by Crown immediately prior to the consummation of the transactions contemplated by the Crown Partnership Distribution Agreement, and
(ii) the denominator of which is the aggregate market value (as determined in accordance with the following sentence) of all the outstanding common and preferred units of Crown Partnership immediately prior to the consummation of the transactions contemplated by the Crown Partnership Distribution Agreement. The market value of the common and preferred units of Crown Partnership shall be determined based upon the average trading price of Crown common shares and preferred shares, respectively, over the five trading day period ending on the day immediately prior to the Crown Partnership Distribution Closing Date, and shall take into account, in the case of the Crown Partnership common units, the "Partner Adjustment Factor," as defined in the Crown Partnership Agreement, as amended by the Eighth Amendment thereto.

         "Excluded Interest" shall mean an 11% interest in the capital and a 1% interest in the profits of each of Crown American Financing Partnership, L.P., a Delaware limited partnership ("CFLP"), and Washington Crown Center Associates, L.P., a Pennsylvania limited partnership ("WCLP").

         "Excluded Liabilities" shall mean (i) liabilities for "Claims" (as defined in the Indemnification Agreement) that are the subject of the Indemnification Agreement (whether or not PREIT or PREIT Partnership actually receives indemnification thereunder) or for which the Indemnification Agreement requires the Indemnifying Parties (as defined therein) to indemnify PREIT or PREIT Partnership; (ii) liabilities owed by Crown Partnership to the limited partners of Crown Partnership in their capacities as such; (iii) liabilities of Crown Partnership for any breach of or failure by Crown Partnership to perform any of its obligations pursuant to the Merger Agreement or any other agreements contemplated thereby; and (iv) liabilities of Crown Partnership which accrue or arise during the period following the Crown Partnership Contribution Closing Date and which relate to such period, including for purposes of this clause (iv) any increased costs of doing business for Crown Partnership from and after the Crown Partnership Contribution Closing Date, whether or not attributable to the transactions contemplated by the Merger Agreement and the other agreements referenced therein.

         "General Partners" shall mean the single purpose entities wholly owned by Crown or Crown Partnership and identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement as the general partners of the Limited Partnerships.

         "Limited Liability Companies" shall mean the limited liability companies identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement, in which Crown Partnership owns all the issued and outstanding limited liability company ownership interests.

         "Limited Partnerships" shall mean the limited partnerships identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement, in which Crown Partnership owns a 99.5% limited partnership interest and a General Partner owns a 0.5% general partnership interest.

         "Palmer Park Mall Venture" shall mean the Palmer Park Mall Joint Venture identified on Schedule 2.2(a) included in the Crown Disclosure Letter delivered pursuant to the Merger Agreement, in which, as of the closing of the transactions under the Crown Partnership Distribution Agreement, Crown Partnership will own a 49.9% general partnership interest and PR Palmer Park Limited Partnership, a Pennsylvania limited partnership and an affiliate of PREIT Partnership, will own a 50.1% general partnership interest.

         "PREIT Adjustment Amount" shall equal (i) the excess, if any, of (x) the aggregate cumulative amount of cash distributions that would have been paid during the Interim Period by PREIT Partnership with respect to the number of Additional Units issuable pursuant to Section 4.1 or 4.2 if such Additional Units had been issued on the Crown Partnership Contribution Closing Date, over
(y) the aggregate cumulative amount of cash distributions received by Crown Partnership from CFLP and WCLP with respect to the Excluded Interest during the Interim Period, plus (ii) a pro rata portion (based on the ratio of (A) the number of Additional Units to (B) the aggregate number of PREIT Class A Units and PREIT Class B Units outstanding at the time of the distribution, including for purpose of clause (B) the Additional Units) of any distributions paid by PREIT Partnership during the Interim Period in consideration other than cash or, in the event that such non-cash consideration cannot be paid on the Put/Call Contribution Date, a cash amount equal to the fair market value (calculated as of the date of the distribution) of such pro rata portion of that non-cash consideration.

         "Put/Call Unit Amount" shall equal (i) 341,297 minus (ii) the Closing Shortfall Amount.

         "TRSs" shall mean Crown American GC, Inc., a Maryland corporation, and Crown American Services Corporation, a Pennsylvania corporation, in which Crown Partnership owns 100% of the issued and outstanding stock, each of which has elected to be treated as a "taxable REIT subsidiary."

SECTION 2. Contribution; Assumption.
           ------------------------

                  On the Crown Partnership Contribution Closing Date (as hereinafter defined), Crown Partnership shall contribute to PREIT Partnership, and PREIT Partnership shall acquire from Crown Partnership, the Remaining Interest in the Crown Partnership Assets and all benefits and advantages to be derived therefrom, and PREIT Partnership shall assume the Assumed Crown Partnership Liabilities and indemnify and hold harmless Crown Partnership and the other parties as set forth in Section 9 hereof.

SECTION 3. Consideration.
           -------------

                  On the Crown Partnership Contribution Closing Date, in consideration for the contribution described in Section 2 above, Crown Partnership shall receive from PREIT Partnership a number of PREIT Class B Units (the "Initial Units") equal to the Closing Unit Amount.

SECTION 4. Put/Call Agreement.
           ------------------

         4.1 Crown Partnership hereby grants to PREIT Partnership an option to require Crown Partnership to contribute, at any time after the end of the 36th month following the Crown Partnership Contribution Closing Date, all (but not less than all) of the Excluded Interest plus cash equal to the Crown Adjustment Amount, if any, in exchange for a number of PREIT Class B Units (subject to adjustment in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or similar recapitalizations, the "Additional Units") equal to the Put/Call Unit Amount, plus cash (and, if applicable, non-cash consideration) equal to the PREIT Adjustment Amount, if any. The Initial Units and the Additional Units shall be referred to herein collectively as the "Units."

         4.2 PREIT Partnership hereby grants to Crown Partnership the right to contribute, at any time after the end of the 40th month following the Crown Partnership Contribution Closing Date, all (but not less than all) of the Excluded Interest plus cash equal to the Crown Adjustment Amount, if any, to PREIT Partnership in exchange for the Additional Units plus cash (and, if applicable, non-cash consideration) equal to the PREIT Adjustment Amount, if any.

         4.3 Other than as contemplated by Section 4.1 or 4.2 hereof, Crown Partnership shall not sell or otherwise dispose of or transfer the Excluded Interest and shall hold it subject to Sections 4.1 and 4.2 hereof. Notwithstanding the foregoing, Crown Partnership shall be permitted to pledge, encumber and otherwise grant a security interest in the Excluded Interest to any existing or future lender (a "Bona Fide Lender") pursuant to a bona fide financing incurred for investment or other purposes upon customary commercial terms; provided that, at the time of such pledge, encumbrance or grant and as a condition thereto, (i) Crown Partnership discloses the terms of this Agreement to the Bona Fide Lender, (ii) Crown Partnership notifies PREIT Partnership in writing of the name and address of the Bona Fide Lender, and (iii) the Bona Fide Lender (A) acknowledges in writing to PREIT Partnership that the Excluded Interest remains subject to the terms of this Section 4 (including, without limitation, Section 4.1) notwithstanding such pledge, encumbrance or grant and
(B) acknowledges in writing to PREIT Partnership that the Bona Fide Lender and any third party assignee of such Bona Fide Lender will be bound by all of the provisions of this Section 4 in the event that the Bona Fide Lender or such third party acquires the Excluded Interest as a result of a foreclosure by the Bona Fide Lender or exercise of any other remedies available to the Bona Fide Lender, in which event the Bona Fide Lender and any such third party shall be entitled to exercise the rights granted under Section 4.2 at any time (including prior to the 40th month following the Crown Partnership Contribution Closing
Date) pursuant to the procedures set forth in Section 4.4 (and, in the event of such an acquisition of the Excluded Interest by the Bona Fide Lender or such a third party, all references in this Section 4 to Crown Partnership shall refer instead to such Bona Fide Lender or such third party). Notwithstanding the foregoing, if a Bona Fide Lender exercises its rights pursuant to Section 2 of the Assumed Exchange Agreement to acquire common shares of PREIT in exchange for the Excluded Interest, such Bona Fide Lender shall have no continuing rights with respect to the portion of the Excluded Interest exchanged for the PREIT common shares.

         4.4 Any party (the "Exercising Party") desiring to exercise the rights granted to it in Section 4.1 or 4.2 shall provide written notice (the "Notice of Exercise") to the other party (the "Receiving Party"), which shall state that the Exercising Party is exercising the rights set forth in Section 4.1 or 4.2 hereof, as applicable. The Notice of Exercise shall constitute an irrevocable exercise by the Exercising Party of the rights granted in the applicable Section, and the Receiving Party shall be deemed to have accepted such exercise upon receipt. The closing (the "Put/Call Closing") of the contribution contemplated by Section 4.1 or 4.2 (as applicable) shall take place at the offices of PREIT Partnership at 10:00 a.m. local time (or such other place and time as the parties shall mutually agree) on the date (the "Put/Call Contribution Date") specified in the Exercise Notice (which date shall not be less than five nor more than ten days after the date of delivery of the Exercise Notice). At the Put/Call Closing, Crown Partnership shall deliver to PREIT Partnership, the Excluded Interest, free and clear of liens or encumbrances, and the Crown Adjustment Amount, if any (which shall be paid in immediately available funds to an account designated by PREIT Partnership), against delivery by PREIT Partnership of the Additional Units and the PREIT Adjustment Amount, if any (the cash portion, if any, of which shall be paid in immediately available funds to an account designated by Crown Partnership). In addition, on the Put/Call Contribution Date, PREIT Partnership shall cause CFLP and WCLP to amend their respective partnership agreements to reflect the contribution of the Excluded Interest, if necessary.

         4.5 Crown Partnership and PREIT Partnership agree that the transfer of the Excluded Interest by Crown Partnership to PREIT Partnership pursuant to
Section 4.1 or 4.2 (as applicable) will constitute a contribution under Section 721 of the Internal Revenue Code, and Crown Partnership and PREIT Partnership will file all applicable tax returns in accordance therewith.

         4.6 On or before the Crown Partnership Contribution Closing Date, subject to obtaining the necessary third party consents therefor, Crown Partnership shall cause the CFLP and WCLP limited partnership agreements to be amended as and to the extent reasonably necessary to effectuate the transactions contemplated by this Contribution Agreement, the Merger Agreement, the Crown Partnership Distribution Agreement, and the other agreements contemplated herein and therein (including, without limitation, the amendments to the CFLP and WCLP limited partnership agreements the forms of which are attached as exhibits to the Merger Agreement).

SECTION 5. Representations and Warranties by Crown Partnership.
           ---------------------------------------------------

         5.1 Crown Partnership hereby represents and warrants to PREIT Partnership that, except as disclosed in the Merger Agreement or the Crown Disclosure Letter:

         (a) Organization. Crown Partnership is a Delaware limited partnership duly existing and in good standing under the laws of the State of Delaware;

         (b) Due Authorization. The execution, delivery and performance of this Contribution Agreement and all other documents and agreements to be executed by Crown Partnership in connection with the transactions contemplated by this Contribution Agreement have been duly and validly authorized by all necessary action of Crown Partnership. This Contribution Agreement constitutes a valid and binding obligation of Crown Partnership, enforceable against Crown Partnership in accordance with its terms;

         (c) Accredited Investor. Crown Partnership is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act"), and is knowledgeable and experienced in finance, securities and investments and has had sufficient experience so as to be capable of evaluating the merits and risks of an investment in the Units;

         (d) Access to SEC Filings and Partnership Agreement. Crown Partnership has received and reviewed to the extent deemed necessary or desirable PREIT's Proxy Statement and Annual Report delivered to shareholders for its 2003 Annual Meeting and Annual Report on Form 10-K for the year ended December 31, 2002 (together, the "SEC Filings") and the Amended and Restated Agreement of Limited Partnership of PREIT Partnership, as amended (the "Partnership Agreement") and has consulted such of Crown Partnership's own attorney, accountant, tax adviser and investment counselor as determined to be necessary or desirable;

         (e) Opportunity to Make Inquiries. Crown Partnership has been given an adequate opportunity to ask questions of and receive answers from officers of PREIT with respect to PREIT, PREIT Partnership, the Units, the SEC Filings and the Partnership Agreement;

         (f) Investment Intent. The Units are being acquired for Crown Partnership's own account, not on behalf of or as nominee of any other person, solely for investment purposes and not with a view to resale or distribution thereof;

         (g) Reliance. In considering subscribing for the Units, Crown Partnership has not relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, PREIT or PREIT Partnership other than as set forth in this Agreement, the Merger Agreement, the SEC Filings and the Partnership Agreement;

         (h) Restrictions on Transfer. Crown Partnership acknowledges that the Partnership Agreement restricts the assignment, sale or transfer of the Units, and that it may continue to bear the economic risk of the investment in the Units for an indefinite period;

         (i) Units Not Registered. Crown Partnership acknowledges that the Units and any shares of beneficial interest in PREIT that may be issued, at the option of the PREIT, upon redemption of the Units, will not be registered under the 1933 Act on the grounds that the issuance thereof is exempt from registration under the 1933 Act pursuant to Section 4(2) of the 1933 Act and/or Regulation D promulgated thereunder and that the reliance of PREIT and PREIT Partnership on such exemptions is predicated in part on Crown Partnership's representations, warranties and covenants set forth in this Contribution Agreement; and

         (j) Taxation. Crown Partnership acknowledges that the redemption of any of the Units may cause Crown Partnership to incur taxable income or gain.

         5.2 Survival of Representations and Warranties. All representations and warranties made in this Contribution Agreement by Crown Partnership shall survive the execution of this Contribution Agreement and closing of the transactions contemplated by this Contribution Agreement (the "Crown Partnership Contribution Closing").

SECTION 6. Representations and Warranties by PREIT Partnership.
           ---------------------------------------------------

         6.1 PREIT Partnership hereby represents and warrants to Crown Partnership that, except as disclosed in the Merger Agreement or the PREIT Disclosure Letter:

         (a) Organization. PREIT Partnership is a Delaware partnership duly existing and in good standing under the laws of the State of Delaware.

         (b) Due Authorization. The execution, delivery and performance of this Contribution Agreement and all other documents and agreements to be executed by PREIT Partnership in connection with the transactions contemplated by this Contribution Agreement have been duly and validly authorized by all necessary action of PREIT Partnership. This Contribution Agreement constitutes a valid and binding obligation of PREIT Partnership, enforceable against PREIT Partnership in accordance with its terms.

         (c) Units. The Units will be, at the time of issuance and delivery in accordance with the terms of this Contribution Agreement, duly authorized and validly issued by PREIT Partnership.

         6.2 Survival of Representations and Warranties. All representations and warranties made in this Contribution Agreement by PREIT Partnership shall survive the execution of this Contribution Agreement and the Crown Partnership Contribution Closing.

SECTION 7. Closing; Closing Deliveries; Transfer Deliveries.
           ------------------------------------------------

         7.1 Time of Closing. The Crown Partnership Contribution Closing shall take place immediately following the Effective Time of the Merger (the "Crown Partnership Contribution Closing Date") at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C.

         7.2 Responsibility for Documents and Instruments. Crown Partnership shall obtain or cause to be obtained all documents and instruments required to be delivered by parties other than Crown Partnership or PREIT Partnership in order to consummate the transactions contemplated by this Contribution Agreement, including, without limitation, the consents required under the debt facilities and organizational documents of CFLP and/or WCLP as may be necessary to effect the amendments to the CFLP and WCLP limited partnership agreements contemplated in Section 4.6 above. Crown Partnership shall prepare, or cause to be prepared, all documents and instruments necessary to transfer title to the Remaining Crown Partnership Assets to PREIT Partnership. PREIT Partnership shall prepare, or cause to be prepared, all documents and instruments necessary to issue the Initial Units to PREIT.

         7.3 Representations and Warranties True as of Closing Date. The representations and warranties of each of the parties contained in this Contribution Agreement shall be true at and as of the Crown Partnership Contribution Closing Date in all material respects, with the same effect as though such representations and warranties were made as of such date.

         7.4 Closing Certificates. Crown Partnership and PREIT Partnership shall each have executed and delivered to the other a certificate dated as of the Crown Partnership Contribution Closing Date (the "Closing Certificate") and signed by an authorized officer, as the case may be, certifying that its representations and warranties set forth in this Contribution Agreement remain true and correct in all material respects.

         7.5 Other Closing Documents. In addition to the certificates and other documents referred to in this Section 7 of this Contribution Agreement, the parties shall also execute and deliver, or cause to be executed and delivered all agreements, documents and instruments necessary or appropriate to effect the transactions contemplated by this Contribution Agreement, which agreements, documents and instruments may include, but shall not be limited to, one or more lease assignments, assignment and assumption agreements, deeds, certificates of title, bills of sale, FIRPTA and other affidavits, or other documents or instruments.

         7.6 Conditions of Closing. In addition to the other matters set forth in this Section 7 of this Contribution Agreement, consummation of the transactions contemplated by this Contribution Agreement shall be conditioned upon the closing of the Merger.

SECTION 8. Additional Covenants.
           --------------------

         8.1 Amendment of Crown Partnership Agreement. On the Crown Partnership Contribution Closing Date, Crown Partnership shall amend and restate its partnership agreement, in the form attached to the Merger Agreement, to remove all provisions related to its status as an operating partnership of a real estate investment trust, including, without limitation, the ability to redeem its partnership interests for shares of beneficial interest in Crown or its successors.

         8.2 Transfer Expenses. Except as set forth in the Pasquerilla Tax Protection Agreement, transfer taxes, if any, as well as the cost of title insurance and other expenses of the transfer shall be paid by PREIT Partnership. PREIT Partnership shall be responsible for all title insurance premiums and title company charges and recording costs payable in connection with this Contribution Agreement or the transaction contemplated hereby. Otherwise, each party shall be responsible for all expenses incurred by it in connection with this Contribution Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of such party's accountants, attorneys and other advisors, except as otherwise provided in the Merger Agreement.

SECTION 9. Indemnification.
           ---------------

         9.1 Indemnification of Crown Partnership by PREIT Partnership. From and after the Crown Partnership Contribution Closing Date, PREIT Partnership and its successors (collectively, the "Indemnifying Parties") shall indemnify and hold harmless Crown Partnership and its partners, officers, employees and agents (collectively, the "Indemnified Parties") against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith (collectively, "Losses") incurred by any Indemnified Party arising, directly or indirectly, from or in connection with (i) the Assumed Crown Partnership Liabilities; (ii) all obligations under the WARN Act with respect to current or former employees of Crown, Crown Partnership or CASC, including all Solicited Employees, (iii) any unemployment tax statute or regulation arising from or related to the termination or resignation of employment by employees of Crown, Crown Partnership and CASC pursuant to Sections 5.8(a) or 5.8(b) of the Merger Agreement, excluding, however, any Losses relating to unfavorable experience ratings resulting from such terminations or resignations, (iv) all obligations under COBRA with respect to any employees, including former employees, of Crown, Crown Partnership or CASC, and (v) any failure by PREIT and/or any PREIT Subsidiary (including without limitation the entity acting as the Successor Employer) to perform any of its obligations under Section 5.8 of the Merger Agreement. Notwithstanding the foregoing, in no event shall any Indemnified Party shall be entitled to indemnification hereunder for any Losses to the extent that such Indemnified Party has received indemnification under the Crown Partnership Distribution Agreement for such Losses.

         9.2 Procedures Relating to Third Party Claims. Any Indemnified Party proposing to assert the right to be indemnified under this Contribution Agreement shall, promptly after receipt of notice of commencement of any action by a third party against such Indemnified Party in respect of which a claim for indemnification is to be made under this Contribution Agreement by an Indemnified Party against the Indemnifying Parties (a "Third Party Claim"), notify the Indemnifying Parties of the commencement of such Third Party Claim through written notice describing it with reasonable specificity and enclosing a copy of all papers served; provided, however, that the failure so to notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any liability which they may have under this Contribution Agreement (except to the extent such failure to notify materially prejudices the Indemnifying Parties' ability to defend such Third Party Claim) or from any liability which the Indemnifying Parties may otherwise have. If any such Third Party Claim is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement in accordance herewith, the Indemnifying Parties shall be entitled to participate in and, to the extent that the Indemnifying Parties elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense of any Third Party Claim, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent if the settlement includes (i) any admission of wrongdoing on the part of the Indemnified Parties, (ii) any decree or restriction on the Indemnified Parties or (iii) an obligation of the Indemnified Parties to pay any money that is not otherwise indemnified by the Indemnifying Parties; provided further, however, that none of the Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties, consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action, or (ii) contains obligations other than with respect to the payment of money. The Indemnified Parties shall have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel shall be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on written advice of counsel to the Indemnified Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time (not to exceed 10 days) after receiving notice of the commencement of the action from the Indemnified Parties in accordance herewith, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall promptly be paid by each of the Indemnifying Parties as they become due and payable in advance of the final disposition of the Third Party Claim to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Parties to repay any expenses advanced if it shall ultimately be determined that the Indemnified Parties are not entitled to be indemnified against such expense pursuant to the last sentence of this Section 9.2. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate counsel admitted to practice in such jurisdiction at any one time for all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties have reasonably concluded (based on written advice of counsel to the Indemnified Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other Indemnified Parties, or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in case of each of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels on the same basis as provided in the immediately preceding sentence. Notwithstanding anything to the contrary set forth in this Contribution Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any of the Indemnified Parties to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

         9.3 Procedures Relating to Inter-Party Claims. In the event that any Indemnified Party desires to seek indemnification from the Indemnifying Parties pursuant to Section 9.1 (other than in connection with a Third Party Claim), Crown Partnership shall, on behalf of such Indemnified Party, notify the Indemnifying Parties from which such indemnification is sought, which indemnification notices shall be provided not more frequently than monthly, specifying the basis of such indemnification claim and providing reasonable back-up information and documentation therefor. The Indemnified Party shall thereupon give the Indemnifying Parties reasonable access to the books and records of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto. Within 30 days of the Indemnifying Parties' receipt of any notice seeking indemnification under this subsection
(c), the Indemnifying Parties shall either pay the amount of such claim or notify Crown Partnership in writing of the basis for any objection to such claim. Any undisputed portion of such a claim shall be paid within such 30 day period.

         9.4 Exclusive Remedy; Survival. The remedies provided in this Section 9 will be exclusive of any other remedies that may be available to the Indemnified Parties with respect to Losses covered by this Section 9, other than Losses for which equitable relief is sought. This Section 9 and the indemnification provided for hereunder shall survive indefinitely and shall be binding upon Crown and, after the Effective Time of the Merger, PREIT and their successors and assigns.

SECTION 10. General Provisions.
            ------------------

         10.1 Notices. All notices, requests, claims, demands and other communications under this Contribution Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice) from such party:

                  (a) if to PREIT or PREIT Partnership, to:

                               Pennsylvania Real Estate Investment Trust
                               200 South Broad Street
                               Philadelphia, PA 19102
                               Attention:  Bruce Goldman
                                           General Counsel
                               Fax No.: (215) 546-7311

                           with a copy (which shall not constitute notice) to:

                               Hogan & Hartson L.L.P.
                               555 Thirteenth Street, N.W.
                               Washington, D.C.  20004-1109
                               Attention: J. Warren Gorrell, Jr.
                                          Stuart A. Barr
                               Fax No.: (202) 637-5910

                           and

                               Drinker Biddle & Reath LLP
                               One Logan Square
                               18th & Cherry Streets
                               Philadelphia, PA 19103-6996
                               Attention: Howard A. Blum
                               Fax No.: (215) 988-2757

                  (b) if to Crown or Crown Partnership, to:

                               Crown American Realty Trust
                               Pasquerilla Plaza
                               Johnstown, PA 15901
                               Attention: Ronald J. Hamilton
                               Fax No.: (814) 536-9525

                           with a copy (which shall not constitute notice) to:

                               Spitzer & Feldman
                               405 Park Avenue
                               New York, NY 10022
                               Attention: M. James Spitzer, Jr.
                               Fax No.: (212) 838-7472

                           and

                               Reed Smith LLP
                               435 Sixth Avenue
                               Pittsburgh, PA 15219
                               Attention: David L. DeNinno
                               Fax No.: (412) 288-3218

                           and

                               Sullivan & Cromwell LLP
                               125 Broad Street
                               New York, NY 10004-2498
                               Attention: Joseph C. Shenker
                                          Gary Israel
                               Fax No.: (212) 558-3588

All notices shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier). Prior to the PREIT Contribution Closing Date, any notice under this Contribution Agreement shall also be given to Crown and Crown Partnership in accordance with the notice provisions in the Merger Agreement.

         10.3 Entire Agreement. This Contribution Agreement and the Merger Agreement, to the extent its terms are incorporated herein, constitute the entire agreement between the parties hereto with respect to subject matter hereof and supersedes all prior and contemporaneous agreements and understandings with respect to the subject matter hereof.

         10.4 Counterparts. This Contribution Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Contribution Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

         10.5 Governing Law. This Contribution Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws. Nothing contained herein or in any other document contemplated hereunder shall prevent or delay any party from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by any party of any of their respective obligations hereunder.

         10.6 Section Headings, Captions and Defined Terms. The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Contribution Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the use of masculine pronouns include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

         10.7 Amendments, Modifications and Waiver. The parties may amend or modify this Contribution Agreement in any respect, provided that any such amendment or modification shall be in writing signed by each of the parties hereto; provided, that, prior to the Merger, no amendment, modification or waiver shall be made without the express written consent of Crown. The waiver by any party of any provision of this Contribution Agreement shall not constitute or operate as a waiver of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

         10.8 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Contribution Agreement shall not affect the other provisions or parts hereof, and this Contribution Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

         10.9 Termination. This Contribution Agreement shall terminate and be of no further force and effect automatically upon termination of the Merger Agreement; provided, that nothing contained herein shall limit or affect the rights of the parties to the Merger Agreement in connection with termination thereof.

         10.10 Intended Third Party Beneficiary. It is expressly acknowledged and agreed that, until the Crown Partnership Distribution Closing Date, Crown is an intended third party beneficiary under this Contribution Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Contribution Agreement, all as of the date first written above.

                            CROWN AMERICAN PROPERTIES, L.P.
                            By:  Crown American Realty Trust, as general partner


                            By:  Mark E. Pasquerilla
                                 ---------------------------------------
                                 Name:  Mark E. Pasquerilla
                                 Title: Chief Executive Officer

                            PREIT ASSOCIATES, L.P.
                            By: Pennsylvania Real Estate Investment Trust, as general partner


                            By:  Bruce Goldman
                                 ---------------------------------------
                                 Name:  Bruce Goldman
                                 Title: Executive Vice President
                                        and General Counsel